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FINAL TRANSCRIPT

Mar. 02. 2009 / 9:50AM, TDS - Telephone Data at Deutsche Bank Securities Media and Telecommunications Conference

CORPORATE PARTICIPANTS

Ken Meyers

TDS - CFO

PRESENTATION

Unidentified Company Representative

Good morning everybody. Thank you for coming to the Telephone and Data Systems presentation. TDS, I think as everyone knows, is based in Chicago, owns a wireline business; TDS Telecom also majority owner of U.S. Cellular. To my right is Ken Meyers. He is the CFO of TDS and I think the format today is just Q&A. Ken, no prepared remarks or should we dive right in?

Ken Meyers - TDS - CFO

Maybe a little bit of background for anybody in the audience that is new to TDS. As Paul said, primarily a telecom holding company. We have a wireline and wireless operation. The wireline side is the historic piece of the business. Today it is only about 20% of the revenue, other 80% on the wireless side. But both businesses share a common strategic platform and that is network-centric, very high customer satisfaction oriented.

So, on the wireline side we have the historic relationship with the customer, we’re quickly rolling out broadband to strengthen that. We are bundling with satellite to meet all of the needs of the customer and completely just drive down churn as a result of that. 90% of our lines are now DSL ready. On our ILEC side about 30% of our customers already have DSL. DSL already continues to grow well on that side of the business.

At the same time we’re leveraging some of our investments in that business through a CLEC operation. They are really almost mirror images. The ILEC is 77%, commercial — or I’m sorry, consumer or residential oriented with CLEC is about 75% consumer oriented. What we are using is, in today’s economy, especially services like managed IP to go after those small and medium-sized enterprises, offering them a lower cost than quite frankly higher utility options.

Over on the wireless side, which has really become the biggest part of the business today — a lot going on. In the second quarter of last year we started rolling out a new brand of messaging called [Even Something Better]. While very successful today with that messaging, it slowed down growth a little bit in the second and third quarters as we introduced a new message to the marketplace. But the strategy is unchanged and that is high touch, high customer satisfaction oriented on a very strong network.

The network is test driven constantly by third parties to give the Company information in terms of how it ranks competitively. In the one area where we are big enough to hit the J.D. Power kind of filter, we have won six consecutive awards now for call quality. Absolutely the foundation for the business.

That network has been EVDO ready, so to speak. We actually rolled out EVDO through 30% of the customers in the last year and that has continued to help drive the data revenues, now 15% of revenue, up 30% year-over-year. We are planning to roll that out to another almost 40% of our customers yet this, year so targeting about 70% of our customer base by the end of the year.

One thing that is going on in the business this year is we anticipate that the Verizon/Alltel merger will affect our roaming revenue substantially. Our roaming revenue is about 8% of our total revenue. We said we think a substantial part of that could be at risk over time as they integrate those two networks.

That and the other thing is, we look our business and we’ve been real successful with this customer satisfaction strategy. But to date that has primarily been what I would call our heavily manual effort, meaning it is the culture of the business and the culture of our organization to go that extra step with our customers to take care of them. But we have not necessarily equipped them with all of the tools they need.

And there are a few of the things we are investing in this year, customer relation management capabilities are one. That has implication on our billing systems and other that we think are needed investments for the long-term. It’s going to affect our margin this year which is built into our guidance we put out last week. But we think it is where we need to go to continue to provide the level of customer satisfaction as well as be a little more targeted with our marketing offers in the future.

So that’s a little bit about — high level, what is going on. Paul.

QUESTIONS AND ANSWERS

Unidentified Company Representative

We are just going to do interactive Q&A. Maybe I will start it off. I think the obvious question, the easy question is just the economy, Ken, if you can discuss that a bit in terms of both how that is impacting your wireline business as well as the wireless business. Obviously a number of companies out there are either scaling back guidance for ‘09 or have less visibility. How do you see it impacting both ends of the business from your standpoint?

Ken Meyers - TDS - CFO

Interestingly on the wireline side we did see a pickup in the line loss in the fourth quarter. And what we have done to address that is actually change some of our products and some of the ways we built our products around DSL. There is a combination of both the economy as well as just wireless substitution generally.

They are affecting the wireline side, people questioning whether they need that second or third voice line or even the primary one. So we’ve bundled DSL with voice at a lower rate in order to keep those customers. In some markets we are even looking at what is called naked DSL, just putting the broadband pipe in the house without the voice line.

On the wireless side, I have been really amazed because some of things I would’ve thought we would have seen, we did not see. Some of the first things that I expected to see in a weakened economy is I expected to see days sales start to lengthen out. Or I expected to see average revenue per customer start to shrink a little bit as people made decisions on whether I want that extra service, or how much texting are we going to allow on the lines of the teenagers or whatever.

We’ve kind of grown right through that. We have not seen that. Days sales staying very tight, at the same level they have been at really for the last — now almost last six quarters. Bad debt stayed below 2% last year. Average revenue per customer is actually up year-over-year as data continues to grow.

But what we did see is a little bit less gross adds year-over-year but not significantly. I think early on we thought some — I thought some of the third quarter weakness was more economy related. But now with the benefit of seeing the fourth quarter as well as early into this year, I think it is as much about the new messaging in the marketplace as anything else.

Unidentified Company Representative

And then with the stimulus program I think everyone is still wading through it. But there is some money tucked in there, $7 billion plus they talk about going to — broadband going to the more rural communities. How do you see that planning out? Will that have an impact on the wireline side? Do you think that will materialize?

Ken Meyers - TDS - CFO

You are right. Still working out the details, a lot of people working on it. But for a wireline company like TDS there is part of the money that is earmarked for people that either were or are rural utility borrowers and the Company qualifies on the wireline side for that. Both companies, both the wireline and wireless our looking to work with both the NTIA and RUS to define the rules to make sure that they stay technology neutral and we can provide whatever the best solution is to the end-use customer, so that we can get broadband throughout the country really from a technology neutral standpoint.

Unidentified Company Representative

And then on the wireless side, could you talk a bit about Smartphones and the handset migration? Obviously you are going through that right now and some of the new BlackBerry products et cetera that are out there how that is impacting the business, how you see the uptake on Smartphones.

Ken Meyers - TDS - CFO

What a revolution that whole thing has been. The facts are that everybody has said it and we all see it. Our Smartphone customers today are giving us two times the revenue of our non Smartphone customers. With that type of incremental revenue, everybody is looking at how fast can I get a Smartphone into a customer’s hands, and therefore discounting Smartphones substantially more than a regular phone.

And that is really no different than very early on in this business when we started paying much higher commissions to agents so they could subsidize the basic phone. It’s kind of an American phenomenon how it is not what I’m going to pay over the next two years for service that drives the decision. It’s how much I’m going to pay to walk out the door today.

So on Smartphones what we have seen is it’s a double-edged sword. It is a great revenue stream going forward, but it has substantially higher costs on the front end. Our take rate on Smartphone in the fourth quarter I think was three times the level that it was a year ago. Having said it is three times the level, it is still a relatively small percentage for the Company. It still has quite a bit of growth left in front of it. But it has completely changed the way people communicate.

An embarrassing story, my — I have a teenage daughter. I say teenage, she says 18. And she complained to me the other day about her Smartphone being slow. Slow? It has an EVDO Rev-A network. What do you mean slow? So she showed me she was trying to send a message. And much like my computer at work, it is a Microsoft Outlook based system and it is taking her a long time to send it.

I look at the phone and here is the inbox with 15,000 messages since six months ago when she got it, having never deleted 1. My computer at work would be a little slow if I waited for it to load 15,000 messages in my inbox. None of them are big. But it’s just the way this whole generation now communicates and it’s how they keep in touch.

That is just one more evolution of this industry where every generation that has had wireless uses it very differently than the prior one. It just becomes a bigger and bigger part of their whole life and how they communicate.

Unidentified Company Representative

So with that in mind, where do you think you can take data as a component of ARPU? As you move forward with Smartphone, how do you see data growth on the wireless side and where do you see ARPU going?

Ken Meyers - TDS - CFO

So notwithstanding my comments about how we haven’t seen the economy affect anything yet, I’m a cautious guy when it comes to the economy especially when we see continued increases in unemployment this year. So, if I move beyond this year, we have other companies that are well ahead of us because their networks are more developed and they are already over 20%.

I would not be surprised if we see more Netbooks start to enter the equation, that data doesn’t get well above 20 into the 30s over the long term.

Unidentified Company Representative

I think we have some microphones out there as well. I don’t want to monopolize all of the time if anyone has some thoughts or questions, please feel free to put your hand up.

Unidentified Audience Member

How do you guys think about the divested Alltel markets and is that something you’re interested in? And what is the firm’s party line?

Ken Meyers - TDS - CFO

So part one of the party line is anybody looking at that, it’s got a nondisclosure that they have signed. So if was looking at it, I could not tell you I was looking at it.

Having said that, there isn’t a deal that comes across the industry that we don’t look at. We have an active team constantly looking at them. But we also have a very disciplined approach, DCF models that we use. So, the things that are out there, none of them fall into the category that the Company can’t be successful if it doesn’t have this market. But it’s — there are some that are immediately adjacent to the Company and that is what our strategy has been, to expand outward by looking at markets immediately adjacent to where we can leverage our network and leverage our marketing.

So, my guess is that we will actively look at those. However, as everybody in this room is well aware the credit markets aren’t necessarily the most vibrant. And the Company’s kind of risk profile is not one where we would use a lot of leverage, a lot of high-priced leverage to do a deal.

So if we can get a deal done that we think brings value to the table, we have the balance sheet that will allow it. The Company ended the year with $777 million. All of our debt is very long-term. It is termed out 30 years. It’s all fixed rate. So you have the balance sheet to do it. The question is whether we can do it in a way that fits our risk profile at a price that makes sense.

Unidentified Audience Member

Can you talk a little bit about the wireline industry? Obviously the industry has seen a lot of line losses. Can you talk about where you going to see that going? Is it going to continue forever? Is it going to go down to a base and just level out?

Ken Meyers - TDS - CFO

Where is it going? I don’t know that I have a clear understanding of exactly where it goes, and in fact that is why — what the Company’s strategy is, is to continue to maintain that business, invest in technology at a prudent level, to maintain its cash flow while some of the uncertainty of gets clarified.

When I say that, what is going on it is in our markets and again we are primarily rural. 82% of our access lines are either in rural areas or small towns. And customers want the same type of services they can get everywhere else. They want video. They want high-speed. They want voice access. More and more they’re getting voice access through wireless.

They don’t care how they get their video but they want their video. So we bundled it with satellite services and we are migrating our network to where we are able to provide more and more services on a very paced basis. Quite frankly, we expected the VDSL2 one year ago, which would help increase speeds, help to be able to offer other services off that network. It has been — a constant over the last year is that it’s been delayed. It’s been delayed and delayed again.

So, we haven’t spent at a lot of money on ADSL or other short-term technologies. We think VDSL is still the way to go long-term. But we’ve been doing more enablement type of investments in the market as we wait and see just how things really turn out before we make any large-scale investments.

At the same time, for years as I said we’ve looked at about every acquisition opportunity out there. We have not done any telephone acquisitions for the last five years because price has gotten to a place where we did not see how to make money. Last year we did a couple and what they do is they allow us to spread our investment in product development and network and other internal costs over a larger base. Take some costs out of the acquired companies so the whole package still makes sense and can give us a nice return.

And we will continue to do some of those on a very measured basis where we can see a quick payout on them.

Unidentified Audience Member

I will ask you the obligatory question about corporate structure. As we get into a more and more difficult economic environment and you seek ways to be more efficient, how do you think about the inefficiency of having two public companies?

Ken Meyers - TDS - CFO

Good morning Barry. Anybody doesn’t know, Barry Kaplan, old-time friend. The question is US Cellular is 81% owned by Telephone and Data Systems. And there was a time a couple of years ago when we looked at rolling up US Cellular as a nice thing to do. As Barry said, save a few dollars.

But quite frankly as a result of how that deal had to get announced, or it wasn’t even a deal at that time. It was a potential deal. The Company created a new class of stock in order to have securities to do acquisitions including the potential rollup of the [stub]. It announced — that is what the purpose of the stock was and at that point in time the relationship between U.S. Cellular’s share price and the TDS share price just took off. So in effect we preannounced the deal.

After being out there for about two years waiting for the new stock the special comment to season and waiting for the prices to kind of stabilized, we got in a place where they were wide apart. And because of the fact that we said we could potentially use the stock to buy in the stub, we were foreclosed from doing any stock repurchases or anything else.

So we officially announced the deal as not going forward and at the same time announced a $250 million stock repurchase program. It was a three-year program. Over the next 18 months we bought in all $250 million and then in November of ‘08 we announced another $250 million stock repurchase program. In the fourth quarter we purchased about $76 million under that authorization.

So, what we’re doing Barry is, you’re right, it’s nice to have. It’s not a strategic imperative given where the values were at between the two, there would be just too much dilution to the TDS shareholders to buy in the U.S. Cellular stock. And since it already owns 82% of the Company there is not a compelling reason to take that dilution. So instead we have been using the money to buy in shares.

Unidentified Audience Member

Just following up the earlier question on the AT&T — excuse me Alltel or Verizon assets that are being marketed. Historically, what has been the size of acquisition that you’re comfortable in making? You mentioned you were averse to taking on too much leverage but is there a size of the deal that is time prohibitive?

Ken Meyers - TDS - CFO

I don’t know that there is a size. In fact, both the wireless and wireline Company were built by doing a lot of small acquisitions. I think the single largest acquisition the Company did was when it acquired the Chicago operations of PrimeCo back in 2002 for some $600 million. I think that was the single biggest one. The Company did not have the balance sheet it has today when it did that one.

That’s not so much a size constraint per se just in terms of what it is. It is a combination of what type of financing is available to do it. As an example, a lot of the short-term bridge loans, just changes the risk profile of the Company.

Unidentified Company Representative

Anyone else from the audience?

Unidentified Audience Member

Can you speak to the overall (inaudible - microphone inaccessible) high-end wireless ground but are there really 150 million high-end wireless customers in the United States? You have Sprint and T-Mobile kind of getting squeezed a little bit and starting to react competitively and you see that in a variety of different promotions. Whether it is T-Mobile $50 unlimited for customers coming off contracts, Sprint’s Boost.

You have Leap and Metro coming up from the bottom. How do you guys see that competitive environment? It seems one wrong move by one player and all sorts of really bad things could happen.

Ken Meyers - TDS - CFO

Great question because in fact, the business all relies on pricing. As goes pricing goes this whole business. And so while that is a risk on one side, on the other side of think it is also the safety net at the same time.

This is an annuity based business model. It is real easy to justify more advertising spend or a higher equipment subsidies to prevent anybody from pulling the other trigger which is the price side. The industry has been very smart with respect to that for years and years. There were a few cellular price wars early on that quickly diminished because people learned their lesson in terms of what happens in an annuity based business model.

Some of the stuff that is going on now — to answer your first question, are there really 150 million customers that really use this thing every day and live around it? I would say there is that and more. Again, it’s — as we think about where this business is today and how each generation embraces it and uses it differently, I have no doubt there is that and more.

In terms of some of the price moves that you have seen today, yes, you have seen some. But most of the players are so big today that the cost of a price move quickly outweighs any benefit that comes with it. The company that has an empty network and trying to fill that up, that is a different issue I think then some of the other things we have seen.

Our whole business model is very postpaid oriented, primarily consumer. So what is going on and some of the prepaid arena — that is only 5% of our customers. It is not an area that we focus on. We need to have a good vibrant prepaid product so that as a retailer when a customer comes in you can meet their needs.

And our prepaid is not where we want it today. We are actually in the process of having to move off of one prepaid platform since that vendor is leaving the business. We have to migrate to another — new one. As we’re doing that over the next six months we are not going to do much at all in the prepaid arena, because we just do not have the wealth of product we really need in that area.

But postpaid as where our bread and butter is. It is where we expand all of our marketing efforts. I think there is still quite a bit of potential in that arena.

Unidentified Audience Member

Can you talk about what your wireless and wireline overlap is and how that might fit into a longer-term strategic need to offer a wireless solution to the wireline customers?

Ken Meyers - TDS - CFO

Another great question. And to help explain, let me kind of talk about our two companies. Our wireline side we serve between both the original rural independent local exchange company, the regulated ILEC, and the CLEC, 1.2 million to 1.3 million customers, like 1,270,000 customers.

And on the ILEC side where there are 700,000 plus of them, those are small communities where we serve almost every household. So if there’s 700,000 lines there — call it 700,000 households, if you want to use 2.5 people per household, 1.4 million [to] maybe 1.9 million people live in the areas that our ILEC serves.

And our wireless side, our licenses that are in operation today cover markets with 46 million people in them. And so under this 46 million wireless umbrella, we have ILECs that serve perhaps 1.4 million customers. So it is a very small piece of our wireless footprint.

I think we cover north of half of our wireline customers. But to date we have seen little demand for what was called the quad play, where wireless is part of that footprint. So it hasn’t been meaningful on the wireline side, nor has it been a big piece of our wireless effort at all at this point. We just don’t see it.

Unidentified Company Representative

And how is the dish relationship, speaking of bundles, fitting into that? Do you see video being a key component as you bundle dish with the wireline services that you sell?

Ken Meyers - TDS - CFO

Absolutely. It is a key component on a wireline side. In fact, it is three products. It is voice, it is broadband and it is video. And given the state of technology on the wireline side, we meet the video by reselling the satellite through dish and it has been a very, very good relationship.

What we see from a customer standpoint is the wireline side, if you have a voice only — a customer that is voice only, that part of your business runs about 1.7% churn per month. When you combine that with both the video and the broadband, that churn rate drops down to about 0.6%. One-third the level. So that is why we bundle. It creates a much higher level of [stickiness]. You are doing a much better job of meeting the needs of the customer.

Unidentified Company Representative

Anything else from the audience? I guess Ken maybe I will ask one last one then. You touched on this in the opening remarks and a lot of people mentioned Verizon/Alltel. And you hit on this certainly on the earnings call. Can you talk a little bit about roaming and the impacts of roaming going forward given that transaction and given the competitive dynamics in the industry?

Ken Meyers - TDS - CFO

So today, roaming for U.S. Cellular is about 8% of its service revenue. It has gotten down as low as probably 5%. It continues to grow. Across the whole industry we see increasing minutes of use per customer. They use it wherever they are at and that has helped grow that as a percent of revenue.

Some of those markets, some of our markets that we are getting either roaming revenue from Alltel today or from Verizon today are markets were Alltel or Verizon is our competitor. So as they merge these two companies and their operations together I would expect that over time we’re going to lose whatever revenue we’re getting today in a market where Verizon is our competitor, where we’re getting revenue from Alltel and vice versa.

I cannot tell you how that much that is going to turn out to be yet because that is something that within even a market you may not lose at all, only because of whose footprint, whose network is better in that area. You don’t know necessarily where all of these markets that need to be divested are going to wind up. And until those things start to happen — I know what is at risk and we can see that there is a substantial amount of that roaming that is at risk and that’s where we try to tell everybody in our SEC filings as well as in these calls.

It is one of those that I’m going to know how much it is after it happened as opposed to being able to project today what is going to be tomorrow. So we built that into our guidance for this year. We will continue to talk about it every quarter as we start to see it happen. But to date, through the fourth quarter given that they have not really closed the deal yet, we have not seen a significant part of that move away. But we do expect it to.

Unidentified Company Representative

Great. Thanks everyone for coming. I appreciate the time.

Ken Meyers - TDS - CFO

Thank you.